Exhibit 99.2

Success Over Last 12 Months Demonstrates PNM's Ability to Thrive On Change, Chairman and CEO Tells Shareholders at Company's Annual Meeting

     ALBUQUERQUE, N.M., July 3, 2001 - In today's utility industry, success depends on being able to respond rapidly and effectively to changing conditions, Jeff Sterba, chairman, president and chief executive officer of PNM, Public Service Company of New Mexico (NYSE:PNM), told shareholders today.

     "We are continually learning how to respond to change and make it work for us to benefit PNM customers, shareholders, and employees," Sterba said "We have learned to respond quickly, not just to day-to-day shifts in the market, but also to the shifting currents of political and regulatory action at the federal level."

     The latest change PNM has faced was the Federal Energy Regulatory Commission's June 18 decision expanding price controls throughout the Western wholesale power market, Sterba noted. "While we are still watching the effect of that order on the current market, if the price caps expire as scheduled in September 2002, we do not believe it will adversely affect the company in the long-term."

     Sterba noted that PNM shareholders have seen a 105 percent total return on their investment since the company's last annual meeting, compared to a 26 percent return for similar electric and gas utilities.

     "I believe our track record in the wholesale market over the past 10 years speaks for itself," he said. "Yes, the market is changing. In fact, it's been evolving at a pace undreamed of just a few years ago. But we have demonstrated our ability to thrive on that change, and I am confident we can continue to do so."

     Sterba made his remarks at the PNM annual shareholders meeting in Albuquerque Tuesday morning. At the meeting, shareholders re-elected three members to the PNM Board of Directors. The three directors elected are: John T. Ackerman, of Corrales, New Mexico; Joyce A. Godwin, Albuquerque, New Mexico; and Manuel Lujan, Jr., also of Albuquerque.

     At the meeting, shareholders also overwhelmingly approved proposals by the PNM Board of Directors to amend the company's director retainer plan, ratify amendments to the articles of incorporation of PNM Resources, a proposed holding company, and approve amendment of the employee stock incentive plan for that new holding company.

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     PNM is a  combined  electric  and gas  utility  serving  approximately  1.3 million people in New Mexico. The company also sells power on the wholesale market in the Western U.S. PNM stock is traded primarily on the NYSE under the symbol PNM. For a transcript of Mr. Sterba's remarks at the annual shareholders meeting and more news about PNM, visit the company's web site at pnm.com www.pnm.com


FOR MORE INFORMATION:
         Analysts contact:     Barbara Barsky       (505) 241-2662
                               Debra Randall        (505) 241-2649
         Media contact:        Bob Hagan            (505) 241-2621



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